Exhibit 99.1

Quidel Contact:	Media and Investors Contact:
Quidel Corporation	Porter Novelli Life Sciences
John M. Radak, Chief Financial Officer	Pam Lord
(858) 646-8032	(619) 849-6003
plord@pnlifesciences.com
QUIDEL AUTHORIZES ADDITIONAL $25 MILLION UNDER STOCK REPURCHASE PROGRAM
SAN DIEGO, Calif., December 8, 2009 — Quidel Corporation (NASDAQ: QDEL), a leader in point-of-care rapid diagnostic tests, today announced that its Board of Directors has authorized an extension of the Company’s current common stock repurchase program. The repurchase plan is intended to increase shareholder value and reduce the dilutive effect of Quidel’s equity compensation programs. The extension authorizes the repurchase of up to an additional $25 million in shares of Quidel common stock under the repurchase program.
The Quidel Board initially authorized a $25 million stock repurchase program in May 2005. The Board authorized additional $25 million extensions of the stock repurchase program in 2007 and 2008. As of December 7, 2009, there remained approximately $26 million available for repurchase of Company common stock under the repurchase program.
The timing and pace of stock repurchase activity may depend on several factors such as the amount of cash generation from operations, cash required to execute strategic growth initiatives, current stock price, and other factors. Under the stock repurchase program, shares of the Company’s common stock may be repurchased from time to time in both privately negotiated and open market transactions, including pursuant to a Rule 10b5-1 plan, subject to management’s evaluation of market conditions, applicable legal requirements and other factors.
As of September 30, 2009, the Company had approximately 30,141,000 shares outstanding.
About Quidel
Quidel Corporation serves to enhance the health and well being of people around the globe through the discovery, development, manufacturing and marketing of rapid diagnostic solutions at the point-of-care (POC) in infectious diseases and reproductive health. Marketed under the leading brand name of QuickVue®, Quidel’s portfolio of products currently includes tests that aid in the diagnosis of several disease or condition states, including influenza, respiratory syncytial virus, Fecal Occult Blood, Strep A, pregnancy, H. pylori and Chlamydia. Quidel’s products are sold to healthcare professionals with a focus on the physician office lab and acute care markets through leading medical distribution partners on a worldwide basis. Quidel’s Specialty Products Group (SPG) develops research products in the fields of oncology and bone health with potential future point-of-care applications. By building value in rapid diagnostic tests, Quidel provides leadership to the industry and among healthcare professionals allowing for the movement of patient testing out of the central laboratory setting and into the physician office, urgent care and other outpatient settings where rapid testing and treatment have an impact on clinical outcomes and provide an economic benefit. For more information, visit www.quidel.com, www.colorectal-test.com, www.rsvtesting.com and www.flutest.com.
This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks, assumptions and uncertainties. Many possible events or factors could affect our future financial results and performance, such that our actual results and performance may differ materially from those that may be described or implied in the forward-looking statements. As such, no forward-looking statement can be guaranteed. Differences in actual results and performance may arise as a result of a number of factors including, without limitation, seasonality, the timing of onset, length and severity of cold and flu seasons, the level of success in executing our strategic initiatives, uncertainty surrounding the detection of novel influenza viruses involving human specimens, adverse changes in the competitive and economic conditions in domestic and international markets, actions of our major distributors, technological changes and uncertainty with research and technology development, including any future molecular-based technology, the reimbursement system currently in place and future changes to that system, manufacturing and production delays or difficulties, adverse actions or delays in product reviews by the U.S. Food and Drug Administration, intellectual property, product liability, environmental or other litigation, potential required patent license fee payments not currently reflected in our costs, potential inadequacy of booked reserves and possible impairment of goodwill, and lower-than-anticipated sales or market penetration of our new products. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. The risks described under “Risk Factors” in reports and registration statements that we file with the SEC from time to time should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release. We undertake no obligation to publicly release the results of any revision or update of the forward-looking statements, except as required by law.